SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Sept. 19, 2011

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC. (a Minnesota corporation) 414 Nicollet Mall Minneapolis, Minnesota 55401 (612) 330-5500	41-0448030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignations and Elections of Officers

On September 19, 2011, Xcel Energy Inc. (Xcel Energy) announced that the following officers were elected to the positions as described below effective September 19, 2011:

David M. Sparby, who has served as the Vice President and Chief Financial Officer of Xcel Energy from August 2009 to present, resigned from that position and has been elected Senior Vice President, Group President, Xcel Energy Services Inc. Prior to serving as Vice President and Chief Financial Officer, Mr. Sparby served as President, Director and Chief Executive Officer, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), from August 2008 to August 2009, as Executive Vice President and Director, Acting President and Chief Executive Officer, NSP-Minnesota, from January 2007 to August 2008 and Vice President, Government and Regulatory Affairs, Xcel Energy Services Inc., from September 2000 to January 2007.

Teresa S. Madden, who has served as the Vice President and Controller of Xcel Energy from January 2004 to present, resigned from that position and has been elected Senior Vice President and Chief Financial Officer of Xcel Energy. Ms. Madden will serve as the principal financial officer.

Michael C. Connelly, who has served as the Vice President and General Counsel of Xcel Energy from June 2007 to present, resigned from that position and has been elected Senior Vice President, Strategy and Planning.  Prior to serving as Vice President and General Counsel, Mr. Connelly served as Vice President of Human Resources from November 2005 to June 2007.

Jeffrey S. Savage has been elected Vice President and Controller of Xcel Energy.  Mr. Savage previously served as Xcel Energy’s Senior Director, Financial Reporting, Corporate and Technical Accounting since December 2009. Prior to serving as a Senior Director, Mr. Savage was Xcel Energy’s Director, Financial Reporting and Technical Accounting from March 2007 to December 2009 and was the Director, Financial Reporting and Technical Accounting at The Mosaic Company, a producer and marketer of concentrated phosphate and potash nutrients, from January 2006 to March 2007. Mr. Savage will serve as the principal accounting officer.

All officers hold their offices until the earlier of their death, disqualification, resignation or removal or until a successor is elected and qualifies.

On September 19, 2011, Xcel Energy issued the press release on this topic and related matters attached hereto as Exhibit 99.01.  The press release is incorporated herein by reference.

Compensatory Arrangements of Certain Officers

As a result of Ms. Madden assuming additional responsibilities overseeing Xcel Energy’s finance function, Ms. Madden’s base salary increased to $435,000 and her target percentage under Xcel Energy’s Executive Annual Incentive Award Plan (the Annual Plan) was increased to 65% of base salary. Ms. Madden’s total annual incentive opportunity for 2011 under the Annual Plan will be based on her base salary and target percentage in effect on December 31, 2011.  Ms. Madden’s long-term incentive percentage was increased to 150% of her base salary.

As a result of Mr. Savage assuming additional responsibilities overseeing Xcel Energy’s accounting and financial reporting function, Mr. Savage’s base salary increased to $225,000 and his  target percentage under the Annual Plan was increased to 40% of base salary. Mr. Savage’s total annual incentive opportunity for 2011 under the Annual Plan will be based on his base salary and target percentage in effect on December 31, 2011.  Mr. Savage’s long-term incentive percentage was increased to 70% of his base salary.

The Governance, Compensation and Nominating Committee granted 17,214 restricted stock units (“RSUs”) to Ms. Madden and 5,824 RSUs to Mr. Savage effective September 19, 2011, which represent supplemental grants for nine different equity awards that are currently outstanding.  These grants were made pursuant to the previously announced policy allowing newly promoted executive officers to be eligible to receive a supplemental grant of long-term incentive awards so that their level of long-term incentive is consistent with the length of time served in the new position.

The performance goals for the RSU awards that represent pro rata amounts of the 2009 and 2010 performance-based RSUs and 2009, 2010 and 2011 performance shares are consistent with those previously disclosed in footnotes four through nine of the Outstanding Equity Awards at Fiscal Year End Table contained in the Company’s Definitive Proxy Statement on Schedule 14A (File no. 001-03034), filed with the Commission on April 5, 2011.  The remaining grants of RSUs representing the pro rata amounts of the 2011 performance-based RSUs have either an environmental goal or an earnings per share growth goal, and the actual value of each award will range from 0% to 150% of the target level, depending upon actual performance. The performance period for all 2011 awards ends on December 31, 2013. The forfeiture and dividend provisions of the supplemental RSU grants are the same as the currently outstanding awards.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.01	Press Release dated September 19, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2011	Xcel Energy Inc. (a Minnesota corporation)

/s/ Cathy J. Hart
Cathy J. Hart
Vice President and Corporate Secretary

Exhibit Index

99.01	Press Release dated September 19, 2011.